                                                                      EXHIBIT 9
                                VOTING AGREEMENT


                  This voting agreement (this "Voting Agreement") is dated this 3rd day of May, 1999, by and between SouthTrust Bank, N. A., a national association ("ST-Bank"), and Jerry E. Winters and William C. Woodby, residents of the State of Texas (the "Co-Voting Representatives") and is joined in by SouthTrust Corporation, a Delaware corporation and the ultimate parent company of ST-Bank ("SouthTrust"), and SouthTrust of Alabama, Inc., an Alabama corporation and a subsidiary of SouthTrust ("ST-Sub").

                                    RECITALS

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated of even date herewith, by and between ST-Bank and Navigation Bank, a Texas banking corporation (the "Bank"), and joined in by SouthTrust and ST-Sub, ST-Sub will acquire the assets and business of the Bank in exchange for shares of common stock, par value $2.50 per share, of SouthTrust in a transaction that qualifies as a reorganization pursuant to
Section 368(a)(1)(C) of the Internal Revenue Code of 1986 by the merger of the Bank with and into ST-Bank (the "Merger"), with ST-Bank being the surviving corporation;

                  WHEREAS, pursuant to applicable law the shareholders of the Bank must approve the Merger;

                  WHEREAS, pursuant to that certain Voting and Stock Restriction Agreement (the "Voting and Stock Restriction Agreement"), dated January 6, 1989, by and among certain of the holders (the "Shareholders") of common stock, par value $32.50 per share, of the Bank, the Shareholders granted to the Co-Voting Representatives the right to vote all of the shares of common stock of the Bank held by each of the Shareholders;

                  WHEREAS, it is a condition precedent to ST-Bank, SouthTrust and ST-Sub executing the Merger Agreement that the Co-Voting Representatives execute this Voting Agreement and ST-Bank, SouthTrust and ST-Sub are relying on the promises given herein by the Co-Voting Representatives, both in their capacity as a Co-Voting Representative and as a Shareholder, in proceeding with the filing of applications for regulatory approval for the Merger and in undertaking other actions necessary for the consummation of the Merger;

                  NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section I. Agreement to Vote the Stock. The Co-Voting Representatives hereby agree to vote at the meeting of the holders of shares of common stock of the Bank referred to in Section 5.4 (a) of the Merger Agreement (the "Meeting") the Stock (as that term is defined in the Voting and Stock Restriction Agreement) and to direct the vote of all such Stock or to give written consent as to all such Stock to an action in lieu of the Meeting in favor of approval of the Merger Agreement, the Merger, all agreements and transactions contemplated by the Merger Agreement and any proposal which is required by applicable law to be considered by, and voted upon, the holders of shares of common stock of the Bank which is necessary or desirable to effectuate the Merger and the other transactions contemplated in the Merger Agreement.

Section II. Voting with respect to Acquisition Transactions. If the Bank conducts a meeting of, or solicits written consents from or otherwise seeks a vote of the holders of shares of common stock of the Bank with respect to any Acquisition Transaction (as that term is defined herein) or any other matter which may contradict any provision of this Voting Agreement or the Merger Agreement or may prevent ST-Bank from consummating the Merger, then the Co-Voting Representatives shall vote the Stock in the manner most favorable to the consummation of the Merger and the transactions contemplated in the Merger Agreement. For purposes of this Voting Agreement, "Acquisition Transaction" shall mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company or entity with the Bank,
(ii) a purchase, lease or other acquisition of all or substantially all the assets of the Bank, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of the Bank after the date of this Voting Agreement, (iv) a tender or exchange offer to acquire securities representing 20% or more of the voting power of the Bank, (v) a public proxy or consent solicitation made to the holders of shares of common stock of the Bank seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Voting Agreement, or (vi) the making of a bona fide offer or proposal to the Board of Directors or holders of shares of common stock of the Bank, to engage in one or more of the transactions referred to in (i) through (v) above.

Section III. Representations of the Co-Voting Representatives. Each of the Co-Voting Representatives, jointly and severally, represents and warrants to ST-Bank, ST-Sub and SouthTrust as follows:

         (1) as of the date of this Voting Agreement, the Co-Voting Representatives have the full legal capacity and authority to execute, deliver and perform this Voting Agreement;

         (2) this Voting Agreement, when duly and validly executed by the Co-Voting Representatives and delivered by the Co-Voting Representatives will constitute a valid and binding obligation of the Co-Voting Representatives, and will be enforceable against the Co-Voting Representatives in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

         (3) as of the date of this Voting Agreement, the Voting and Stock Restriction Agreement is in full force and effect and has not been terminated.

Section IV. Covenants and Agreements of the Co-Voting Representatives in their Capacity as Shareholders.

         (1) Each of the Co-Voting Representatives hereby agrees not to (i) terminate the Voting and Stock Restriction Agreement or (ii) agree to an amendment to the terms or provisions of the Voting and Stock Restriction Agreement other than to such amendments as are favorable to the consummation of the Merger and the transactions contemplated in the Merger Agreement.

         (2) Each of the Co-Voting Representatives hereby covenants and agrees that, until this Voting Agreement is terminated in accordance with its terms, each of the Co-Voting Representatives will not, and will not agree to, directly or indirectly, without the prior written consent of SouthTrust, sell, assign, transfer, hypothecate or dispose of any such Co-Voting Representative's shares of Bank Stock.

Section V.        Representations and Warranties of the Co-Voting
                  Representatives in their Capacity as Shareholders.

         (1) Each of the Co-Voting Representatives hereby represents and warrants to ST-Bank, ST-Sub and SouthTrust that he beneficially owns or has dispositive or voting power over that number of shares of common stock, par value $32.50 per share, of the Bank set forth opposite his name on attached EXHIBIT A to this Voting Agreement and that each such share is subject to the terms and provisions of the Voting and Stock Restriction Agreement.

         (2) This Voting Agreement, when duly and validly executed by the Co-Voting Representatives and delivered by the Co-Voting Representatives will constitute a valid and binding obligation of the Co-Voting Representatives, in their capacity as Shareholders and will be enforceable against the Co-Voting Representatives in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

Section VI. Term of this Voting Agreement. This Voting Agreement shall continue in effect until the later to occur of (i) the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or (ii) the termination of the Merger Agreement in accordance with its terms, as amended from time to time.

Section VII. Entire Agreement. This Voting Agreement and the documents referred to herein contain the entire agreement among ST-Bank, ST-Sub, SouthTrust and the Co-Voting Representatives with respect to the transactions contemplated hereunder and this Voting Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. Nothing in this Voting Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and its successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Voting Agreement.

Section VIII. Amendment. None of the terms and conditions of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto.

Section IX. Non-assignability. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Co-Voting Representatives. The rights, obligations or interest arising hereunder may be assigned by ST-Bank to (i) an Affiliate of ST-Bank, or (ii) any party with which ST-Bank or SouthTrust merges or consolidates, or to whomever ST-Bank or SouthTrust may sell all or substantially all of its assets. For the purposes of this Voting Agreement, "Affiliate" shall mean, with respect to ST-Bank, any entity which, directly or indirectly, controls, is controlled by or is under common control with ST-Bank.

Section X. Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of laws principles.

Section XI. Captions. The captions as to contents of particular sections or paragraphs contained in this Voting Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Voting Agreement or as a limitation on the scope of the particular sections or paragraphs to which they refer.

Section XII. Severability. This Agreement shall be deemed severable and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.

Section XIII. Counterparts. This Voting Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.


                  IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

                                                 SOUTHTRUST BANK,
                                               NATIONAL ASSOCIATION


                                         By: /s/ JOHN D. BUCHANAN
                                            ------------------------------------
                                         Name:    John D. Buchanan
                                              ----------------------------------
                                         Its:    Senior Vice President
                                             -----------------------------------

ATTEST:


By: /s/ FRANCES L. SANDERS
    -----------------------------------
Name: Frances L. Sanders
      ---------------------------------
Its: Secretary
     ----------------------------------

[CORPORATE SEAL]

                                                   SOUTHTRUST CORPORATION


                                      By: /s/ JOHN D. BUCHANAN
                                         ---------------------------------------
                                      Name:   John D. Buchanan
                                           -------------------------------------
                                      Its:   Senior Vice President
                                          --------------------------------------


ATTEST:


By: /s/ ALTON E. YOTHER
   -----------------------------------
Name: Alton E. Yother
     ---------------------------------
Its:   Secretary
    ----------------------------------

[CORPORATE SEAL]

                                                   SOUTHTRUST OF ALABAMA, INC.


                                      By: /s/ JOHN D. BUCHANAN
                                         ---------------------------------------
                                      Name:   John D. Buchanan
                                           -------------------------------------
                                      Its:   Vice President
                                          --------------------------------------

ATTEST:


By: /s/ ALTON E. YOTHER
   -----------------------------------
Name: Alton E. Yother
     ---------------------------------
Its:   Secretary
    ----------------------------------

[CORPORATE SEAL]


                                      /s/ JERRY E. WINTERS
                                      ------------------------------------------
                                                   Jerry E. Winters



                                      /s/ WILLIAM C. WOODBY
                                      ------------------------------------------
                                                   William C. Woodby

                                   EXHIBIT A


Jerry E. Winters                            8,229.5

William C. Woodby                           8,599